SHAREHOLDER SERVICING AGENT AGREEMENT

     THIS AGREEMENT, made and entered into on this 4th day of April, 1989, by and between Lepercq-Istel Trust (hereinafter referred to as the "Trust") and FIRST WISCONSIN TRUST COMPANY, a corporation organized under the laws of the State of Wisconsin, (hereinafter referred to as "Agent").

                                   WITNESSETH:

     WHEREAS, the Trust is an open-end management investment company which is registered under the Investment Company Act of 1940; and

     WHEREAS, the Agent is a trust company and is a registered transfer agent under the Securities and Exchange Act of 1934, and as such is in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers.

     NOW, THEREFORE, the Trust and the Agent do mutually promise and agree as follows:

     1. Employment. The Trust hereby employs Agent to act as Shareholder Servicing Agent for the Trust. Agent shall, at its own expense, render the services and assume the obligations herein set forth subject to being compensated therefor as herein provided.

     2. Authority of Agent. Agent is hereby authorized by the Trust to receive all cash which may from time to time be delivered to it by or for the account of the Trust; to issue confirmations and/or certificates for shares of capital stock of the Trust upon receipt of payment; to redeem or repurchase on behalf of the Trust shares of capital stock of the Trust upon receipt of certificates properly endorsed or properly executed written requests as described in the Prospectus of the Trust and to act as dividend disbursing agent for the Trust.

     3. Duties of the Agent: Agent hereby agrees to:

         A. Process new accounts.

         B. Process purchases, both initial and subsequent in accordance with conditions set forth in the Trust's prospectus as mutually agreed by the Trust and the Agent.

         C. Transfer shares of capital stock to an existing account or to a new account upon receipt of required documentation in good order.

         D. Redeem uncertificated and/or certificated shares upon receipt of required documentation in good order.

         E. Issue and/or cancel certificates as instructed; replace lost, stolen or destroyed certificates upon receipt of satisfactory indemnification or bond.

         F. Distribute dividends and/or capital gain distributions. This includes disbursement as cash or reinvestment and to change the disbursement option at the request of shareholders.

         G. Process exchanges between trusts, (process and direct purchase/redemption and initiate new account or process to existing account).

         H. Make miscellaneous changes to records, including, but not necessarily limited to, address changes and changes in plans (such as systematic withdrawal, dividend reinvestment, etc.)

         I. Prepare and mail a year-to-date confirmation and statement as each transaction is recorded in a shareholder account as follows: original to shareholder. Duplicate confirmations to be available on request within current year.

         J. Handle telephone calls and correspondence in reply to shareholder requests except those items set forth in referrals to the Trust.

         K. Reports to the Trust:

            Daily - transaction journal with analysis of accounts.

            Monthly - analysis of transactions and accounts by types.

            Quarterly - state sales analysis; sales by size; analysis of systematic withdrawals, Keogh, IRA and 403 (b)(7) plans; printout of shareholder balances.

         L. Daily control and reconciliation of Trust shares with Agent's records and the Trust office records.

         M. Mail and tabulate proxies for one Annual Meeting of Shareholders, including preparation of certified shareholder list and daily report to Trust management, if required.

         N. Prepare and mail annual Form 1099, Form W-2P and 5498 to shareholders to whom dividends or distributions are paid, with a copy for the IRS.

         O. Provide readily obtainable data which may from time to time be requested for audit purposes.

         P. Replace lost or destroyed checks.

         Q. Continuously maintain all records for active and closed accounts.

         R. Furnish shareholder data information for a current calendar year in connection with IRA and Keogh Plans in a format suitable for mailing to shareholders.

     4. Referrals to Trust. Agent hereby agrees to refer to the Trust for reply the following:

         A. Requests for investment information, including performance and outlook.

         B. Requests for information about specific plans: (i.e., IRA, KEOGH, Systematic Withdrawal).

         C. Requests for information about exchanges between the trusts.

         D. Requests for historical trust prices.

         E. Requests for information about the value and timing of dividend payments.

         F. Questions regarding correspondence from the Trust and newspaper articles.

         G. Any requests for information from non-shareholders.

         H. Any other types of shareholder requests as the Trust may request from Agent in writing.

     5. Compensation to Agent. Agent shall be compensated for its services hereunder as may from time to time be agreed upon in writing between the two parties. (See attached Schedules A & B.) The Trust will reimburse Agent for all out-of-pocket expenses, including, but not necessarily limited to, postage, confirmation forms, etc. Special projects, not included in the fee schedule and requested by proper instructions from the Trust, shall be completed by Agent and invoiced to the Trust as mutually agreed upon.

     6. Rights and Powers of Agent. Agent's rights and powers with respect to acting for and on behalf of the Trust, including rights and powers of Agent's officers and directors, shall be as follows:

         A. No order, direction, approval, contract or obligation on behalf of the Trust with or in any way affecting Agent shall be deemed binding unless made in writing and signed on behalf of the Trust by an officer or officers of the Trust who have been duly authorized to so act on behalf of the Trust by its Board of Trustees.

         B. Trustees, officers, agents and shareholders of the Trust are or may at any time or times be interested in Agent as officers, directors, agents, shareholders, or otherwise. Correspondingly, directors, officers, agents and shareholders of Agent are or may at any time or times be interested in the Trust as trustees, officers, agents, shareholders or otherwise. Agent shall, if it so elects, also have the right to be a shareholder of the Trust.

         C. The services of Agent to the Trust are not to be deemed exclusive and Agent shall be free to render similar services to others as long as its services for others does not in any manner or way hinder, preclude or prevent Agent from performing its duties and obligations under this Agreement.

         D. The Trust will indemnify the Agent and hold it harmless from and against all costs, losses, and expenses which may be incurred by it and all claims and liabilities which may be asserted or assessed against it as a result of any action taken by it without negligence and in good faith, and for any act, omission, delay or refusal made by the Agent in connection with this agency in reliance upon or in accordance with any instruction or advice of any duly authorized officer of the Trust.

     7. Termination of Agreement. This Agreement shall continue in force and effect until terminated or amended to such an extent that a new Agreement is deemed advisable by either party. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time, without payment of any penalty, by the Trust or Agent upon ninety (90) days written notice to the other party.

     8. Amendment. This Agreement may be amended by mutual written consent of the parties. If, at any time during the existence of this Agreement, the Trust deems it necessary or advisable in the best interests of Trust that any amendment of this Agreement be made in order to comply with the recommendations or requirements of the Securities and Exchange Commission or state regulatory agencies or other governmental authority, or to obtain any advantage under state or federal laws, and shall notify Agent of the form of amendment which it deems necessary or advisable and the reasons therefor, and if Agent declines to assent to such amendment, Trust may terminate this Agreement forthwith.

     9. Notice. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, addressed and delivered, or mailed postpaid to the other party at the principal place of business of such party.

LEPERCQ-ISTEL TRUST                    FIRST WISCONSIN TRUST COMPANY

By:                                    By:



Attest:                                Attest:

                                                Assistant Secretary

                                   SCHEDULE A

                          FIRST WISCONSIN TRUST COMPANY
                              MUTUAL FUND SERVICES

                         SHAREHOLDER ACCOUNTING SERVICES
                                  NO-LOAD FUNDS
                               ANNUAL FEE SCHEDULE


Features

     -   Quarterly Dividends
     -   Telephone Exchange
     -   Telephone Redemption

Annual Fee Schedule

         $10.00 per Shareholder Account on the first 10,000 accounts $ 9.50 per Shareholder Account on the first 10,000 accounts $ 9.00 per Shareholder Account on the first 40,000 accounts $ 8.50 per Shareholder Account on the first 40,000 accounts $ 8.00 per Shareholder Account on the balance

     Minimum annual fee of $24,000

     -   $7.50 per Federal Wire Transfer

     -   $5.00 per Exchange

     - $2.00 per Shareholder Account for daily accrual and/or monthly dividends

Fees are billed monthly

Plus Out-of-Pocket Expenses including, but not limited to:

     -   Telephone
     -   Postage
     -   Programming
     -   Retention of Records
     -   Stationery/Envelopes
     -   Mailing
     -   Insurance
     -   Proxies
     -   Microfilm/Fiche of Records
     -   Special Reports
     -   All Other Out-of-Pocket Expenses

                                   SCHEDULE B



                                           March 16, 1989



Sheila McKinney
Lepercq-Istel Trust
345 Park Ave., 23rd Floor
New York, NY  10154

Dear Sheila:

As a follow-up to our conversation, I wanted to confirm with you that First Wisconsin Trust Company is willing to maintain their fees as originally quoted for two years (through 6/30/91). The one caveat that does apply, however, is that if Mellon were to increase their fees to us during that period, we would when pass along that increase to you.

It is our intention, Sheila, to earn more of your business once we establish a long term working relationship. Therefore, we do not intend to jeopardize that relationship by introducing major pricing fluctuations.

Let me know if you decide to "start the ball rolling" before your board meeting. I am looking forward to hearing from you.

                                           Sincerely,



                                           Diane G. Sprenger
                                           Telephone:  (414) 287-3796

DGS:aa


cc:  J. Hintz
     B. Kern

                    Addendum to Firstar Servicing Agreements

This Addendum to the Fund Administration, Fund Accounting and Fulfillment Servicing Agreements dated October 1, 1995 and to the Shareholder Servicing Agent Agreement dated April 4, 1989, is entered into by and between Firstar Mutual Fund Services, LLC and the Lepercq-Istel Trust on this 28th day of October, 1998.

WHEREAS, the mutual funds servicing division of Firstar Trust Company became a limited liability company and separate subsidiary of Firstar Bank, Milwaukee on September 30, 1998; and

WHEREAS, the entity known as Firstar Trust Company ceased operations on September 30, 1998; NOW,

THEREFORE, Firstar Mutual Fund Services, LLC will be the successor responsible party to each of the Agreements referenced above and will assume all responsibility for any acts or omissions during the time Firstar Trust Company was the named service provider under these same Agreements.

Firstar Mutual Fund Services, LLC                         Lepercq-Istel Trust

BY:_________________________                         BY:________________________


ATTEST:_____________________                         ATTEST:____________________